Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL ANNOUNCES COMPLETION OF PRIVATE

PLACEMENT OF $30 MILLION OF SENIOR UNSECURED NOTES

New York, NY – March 26, 2019 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion Financial” or the “Company”) announced today that it has completed a private placement of $30 million aggregate principal amount of fixed rate senior unsecured notes to certain institutional investors. The notes will mature on March 22, 2024 and bear a fixed interest rate of 8.25% per year, paid semi-annually, commencing on September 22, 2019. The notes received an investment grade rating of A minus by Egan-Jones.

“We are pleased to announce the closing of this raise,” stated Andrew Murstein, President of Medallion Financial. “The proceeds of this offering will be used in part to increase our capital base at Medallion Bank, to pay down certain existing outstanding debt and for other general corporate purposes. We are pleased with the high level of interest this offering received from investors and their belief in the success of Medallion Financial’s business model.”

Sandler O’Neill + Partners, L.P. acted as sole placement agent for the offering.

The offer and sale of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes or any other securities of the Company, nor shall there be any sale of the notes or any other securities of the Company in any state or other jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.

About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion Financial’s 2018 Annual Report on Form 10-K.

Company Contact:

Alex Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com